EXHIBIT 4.7
John B. Sanfilippo & Son, Inc.
5.67% Amended and Restated Senior Note Due December 1, 2014

No. R-17	June 1, 2006
$3,919,444.44	PPN: 800422 D* 5
     For Value Received, the undersigned, John B. Sanfilippo & Son, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to FARMERS NEW WORLD LIFE INSURANCE COMPANY, or registered assigns, the principal sum of THREE MILLION NINE HUNDRED NINETEEN THOUSAND FOUR HUNDRED FORTY-FOUR AND 44/100 DOLLARS (or so much thereof as shall not have been prepaid) on December 1, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate per annum equal to 5.67%, payable semiannually, on the 1st day of June and December in each year, commencing with the June 1 or December 1 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at the Default Rate (as defined in the Note Purchase Agreement referred to below), on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in the United States, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 16, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note (i) merely re-evidences a portion of the indebtedness previously evidenced by the Company’s 4.67% Senior Notes due December 1, 2014 (the “Existing Notes”), (ii) is given in substitution for, and not as payment of the Existing Note(s) and (iii) is in no way intended to constitute a novation of any Existing Note.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE ON THE FOLLOWING PAGE.]

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

JOHN B. SANFILIPPO & SON, INC.
By:	/s/ Michael J. Valentine
	Name:	Michael J. Valentine
	Title:	Chief Financial Officer